Exhibit 10.2

Amendment No. 1 to Offer Letter

The undersigned, Robert Gatto (“you”) and TubeMogul, Inc. (the “Company”), hereby agree that, effective as of March 30, 2016, the one-time cash starting bonus in the amount of $100,000 contemplated in Section 5 of that certain employment Agreement dated February 1, 2016 (the “Offer Letter”) shall be subject to the clawback provision set forth below.  All capitalized terms used but not defined herein shall have the meanings given to them in the Offer Letter.

If you voluntarily terminate your employment with the Company for any reason or your employment with the Company is terminated by the Company for Cause on or before March 30, 2017 (the first anniversary of your appointment as the Company’s Chief Operating Officer), you shall repay to the Company an amount equal to $100,000 multiplied by the fraction, the numerator of which is 365 less the number of days during which you were employed by the Company, and the denominator of which is 365. If applicable, you agree to make this repayment in full within 90 days of the termination of your employment, and you further authorize the Company to immediately offset against and reduce any amounts otherwise due to you from the Company for any amounts owing from you to the Company in repaying the starting bonus.

The Offer Letter remains in full force and effect as modified herein.

TubeMogul, Inc.

By: /s/ Brett Wilson

Its: CEO

/s/ Robert C. Gatto
Robert Gatto